Exhibit 10.10

                     AGREEMENT OF SALE AND PURCHASE

     This Agreement of Sale and Purchase ("Agreement") is entered into on 3/29/96, 1996, between Grace W. Meehl, (Meehl Family Trust), Mary/aka/May Meehl (Joseph Meehl, Estate), Eric W. Godfrey, John G. Meehl, and James P. Sigl, (hereinafter referred to as "Seller(s)") and Golden Queen Mining Company, Inc., a California Corporation, ("Buyer").

RECITALS

A. Seller(s) is the owner of certain unpatented mining claims and millsite known as Tepeyac Hill, CAMC # 34226, Homestake, CAMC # 36726 located in
     Section 6, T10N,R12W SBM and Homestake Millsite CAMC #42415 located in
     Section 32, T11N,R12W SBM, situated in the Mojave Mining District, Kern County, State of California, ("Property") more particularly described on the document attached hereto as Exhibit "A" and incorporated by reference.

B. Seller(s) desires to sell and Buyer desires to purchase the Property on the terms and conditions provided in this Agreement.

     In consideration of the mutual covenants and conditions contained herein, Seller(s) and Buyer agree as follows:

1. SALE AND PURCHASE. Seller(s) shall sell to Buyer and Buyer shall purchase from Seller(s) the Property, on the terms and conditions set forth herein.

2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property shall be $65,000.00. Seller(s) hereby acknowledges receipt of a payment made by Buyer to Seller(s) in the amount $2,000.00 in consideration for a certain Letter of Intent dated October 27, 1995, described in "Exhibit B" and attached and incorporated by reference herein.

3. PAYMENT OF PURCHASE PRICE. The purchase price shall be payable by Buyer to Seller(s) as outlined below:

     a) Upon the signing of this Agreement a down payment of Eleven thousand dollars ($11,000.00) payable to each owner, according to percentage of ownership (as set forth below). This payment is non-refundable.

     b) The principle balance of $52,000.00 is to be carried at an interest rate of 10% per annum for a term of three (3) years, exclusive of the retained royalty. See attached Payment Schedule, Exhibit C.

     c) Monthly payments in the amount of One thousand five hundred dollars ($1,500.00) are to be made payable to each owner according to percentage of ownership (as set forth below). Payments are due on the first (1st) day of each month beginning on May 1, 1996. Any payments made later than twenty (20) days will cause this Agreement to be subject to forfeit. After thirty (30) days of non-payment a written notice will be sent via Certified mail - return receipt requested to notify the Golden Queen that this Sales Agreement is terminated. All payments received are non-refundable.

     d) A Quit Claim Deed shall be completed and executed by all Seller(s)s to be held in escrow by Mission Valley Escrow. Upon payment of the full Purchase Price, Mission Valley Escrow will record the Quit Claim Deed and forward all necessary documents to Buyer. The Quit Claim Deed shall be in the form attached as Exhibit D.

     Owners                             Percentage of Ownership
     ------                             -----------------------
     Grace W. Meehl, Meehl Family Trust           44.5%

     Mary (May) Meehl (Joseph Meehl, Estate)      33.3%

     Eric W. Godfrey                               7.4%

     John G. Meehl                                 7.4%

     James P. Sigl                                 7.4%

4. GRANT. Seller(s) hereby grants to Buyer during the term of this Agreement free and unrestricted access to the Property, and the exclusive right; (1) to explore, sample and test Property, (2) to construct, use, and maintain on the Property such roads, buildings, structures, machinery, equipment, personal property, fixtures, and improvements as may be required for the conduct of its exploration and related operations, and (3) to extract and remove from the Property such materials as may be removed in the normal course of exploration or mining operations on the Property.

5. PRODUCTION ROYALTY. A production royalty of 3% NSR (with expenses not to exceed 5% of the gross smelter returns) for a term of 20 years from the date of this agreement and not to exceed $500,000.00 will be paid to Seller(s) on a quarterly basis. (Not to be included in payments outlined in paragraph 3 above). Complete production and progress reports and records are to be available to Seller(s) or Seller(s)s representative at all reasonable times. Payments are to be made within thirty (30) working days after the end of the production quarter. If payments are not made within the required time, action may be taken by Seller(s) to recover the funds due, and 10% interest will be assessed to Buyer, and any legal costs will be paid by Buyer should Seller(s) prevail as provided for in section 19 of this Agreement.

     a) The NET SMELTER RETURN (NSR) is defined as the net dollar amount received by Seller(s) from the sale of minerals produced from the Ore mined from the Property in the corresponding calendar quarter, after deducting: (1) all charges, penalties, umpire charges, and deductions of any nature made by the smelter, refinery, or other treatment plant or other purchaser arising out of the receipt, processing or handling of production; and (ii) the following items attributable to production paid by or for the account of Buyer; (a) all brokers' or agents' commissions negotiated at arms length with an independent party on the sale and all other costs of sale, (b) all cost of transportation (including forwarding, port, demurrage, delay, and other like charges and expenses) from mine, mill, or refinery, as the case may be, to the delivery destination specified in the purchase contract, and (c) any sales, severance, gross production, privilege, or similar tax assessed on or in connection with the minerals or measured by the value thereof. Mining and milling costs shall not be deducted in calculating Net Smelter Returns.

6. COMMINGLING. Any minerals produced from the Property may be mixed or commingled with any other minerals or materials from other properties if they have first been weighed and assayed or if other procedures consistent with good mining industry practices are used by Golden Queen Mining Company, Inc. to determine the quantity and grade of minerals, valuable ores and substances produced from the Property with prior written disclosure to Seller(s).

7. REPRESENTATIONS OF SELLER(S). In addition to all other representations and warranties under the Agreement, Seller(s) represents that it is the owner of any and all rights, title and interest of the Property and that to the best of their knowledge it is lawfully seized, and that to the best of their knowledge is free and clear of any liens or encumbrances of any nature; that, to the best of their knowledge, no suit, action or other proceeding is pending or threatened before any court or governmental entity and no cause of action exists that relates to the Property; that to the best of their knowledge it has not received nor has reason to receive notice of violation of any local, state or federal law, regulation, rule, ordinance or order or of any permit, license, consent or authorization; and that, to the best of their knowledge, no condition exists on the Property which would result in any action under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund) 42 U.S.C. 9601-9657, as amended, nor any other federal, state or local environmental or other law, regulation, rule, ordinance or order.

8. OPERATIONS. Buyer shall conduct all of its operations on the Property in a good and workman like manner and in accordance with accepted mining practice. All decisions with respect to exploration of the Property, including all decisions regarding the commencement, suspension, resumption, or termination of any operation, shall be made by Golden Queen in its sole discretion. There are no covenants or agreements regarding this matter other than those expressly set forth herein.

9. PROTECTION FROM LIENS AND DAMAGES. Buyer shall keep the Property free of liens for labor performed or materials or merchandise furnished for use on the Property pursuant to this Agreement, and shall hold Seller(s) harmless from all costs, loss, or damage which may result from any work or operations of Buyer or its possessions of the Property. Buyer shall conduct business in such a manner that will to insure that Seller(s) are free from Mechanics' Lien Law liability.

10. TAXES, BUREAU OF LAND MANAGEMENT FEES, ETC. Buyer shall pay prior to being due all taxes, Bureau of Land Management fees, and file in a timely manner all necessary documentation to all appropriate agencies to insure the title to the Property during the term of this Agreement. Buyer will furnish Seller(s) with proof that this work has been done prior to the date due required by law. Buyer will pay any and all fees, taxes or other levies for any buildings, structures, machinery, equipment, personal property, fixtures, and or improvements placed upon the Property by Buyer, as an employer of labor.

11. INSURANCE. Buyer shall carry insurance at all times during the terms of this Agreement. Workman Compensation insurance, and other insurance required by state laws and mining regulations, or Buyer may self insure if it qualified as a self-insurer under the appropriate laws and regulations. Proof of insurance is to be provided to Seller(s) upon request.

12. INSPECTION. Seller(s) or its authorized representative may at reasonable intervals enter on the Property at any reasonable time during normal business hours for the purpose of inspection, but shall enter at Seller(s)s sole cost, risk, and expense and so as not to hinder unreasonably the operations of Buyer. Seller(s) shall indemnify and hold Buyer harmless from any damage, claim, or demand by reason of injury to, or the presence of Seller(s), its agents or representatives on the Property unless caused by the gross negligence or willful misconduct of Buyer.

13. DATA. Upon the surrender or termination of this Agreement, Buyer shall, upon written request of Seller(s), within ninety (90) days after termination, deliver to Seller(s) copies of all non interpretive factual geological and geophysical data and maps, logs of drill holes, results of assays and sampling and reports pertaining to the Property which Buyer has obtained or prepared as a result of its exploration work under this Agreement. Upon written request of Seller(s), Buyer shall also make available for delivery to Seller(s) any available drill core obtained from the Property. Buyer makes no representation or warranty as to the accuracy of completeness of any such data or information.

14. TERMINATION AND SURRENDER. If Buyer fails to comply with any of the provisions of this Agreement and if Buyer does not initiate and diligently pursue steps to correct such default within thirty (30) days after notice has been given to it by Seller(s) detailing the nature of such default, then upon the expiration of the thirty day period all rights of Buyer under this Agreement (except as provided in paragraph
     16) shall terminate, and all liabilities and obligations of Buyer (except liability existing on the date of termination and (except as provided in paragraphs 13 and 17) shall terminate. Any default claimed with respect to the payment of money may be cured by the deposit in escrow of the amount in controversy (not including claimed consequences special exemplary, or punitive damages) and the giving of notice of the deposit to Owners the amount to remain in escrow until the controversy is resolved by decision of a court or arbitration, or otherwise. If Buyer by notice to Seller(s) disputes the existence of a default, then this Agreement shall not terminate hereunder unless Buyer does not initiate and diligently pursue steps to correct the default within thirty (30) days after the existence of a default has been determined by decision of a court or arbitration or otherwise;

     Subject to the right of Seller(s) to terminate this Agreement as provided in the foregoing subparagraph (a), controversy between the parties hereto shall not interrupt performance of this Agreement or continuation of operations hereunder. In the event of any controversy, Buyer may continue operating hereunder and shall make the payments provided for herein not withstanding the existence of such controversy. Upon the resolution of the controversy, such payments or restitution shall be made as required by the terms of the decision of a court or arbitration or otherwise.

     Buyer may at any time terminate this Agreement as to the Property by delivering to Seller(s) or by filing for record in the appropriate office, with a copy to Seller(s), a good and sufficient Surrender of this Agreement. Upon mailing the Surrender to, or to the appropriate office, all rights of Buyer under this Agreement (except as provided in paragraph 16) shall terminate and all liabilities and obligation of Buyer with respect to the Property (except liabilities existing the date of termination and except as provided in the paragraphs 13 and 17) shall terminate.

     Notwithstanding the foregoing, either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Buyer, or (b) a general assignment by Buyer for the benefit of creditors, or
     (c) any action taken or suffered by Buyer under any insolvency or bankruptcy act shall constitute a breach of this Agreement by Buyer, and shall, at the option of Seller(s), terminate this Agreement.

15. CONFIDENTIALITY. Seller(s) and authorized representatives of Seller(s) agree to treat all proprietary information received under this Agreement as confidential and shall not disclose any information obtained here under without prior written consent of Buyer.

16. REMOVAL OF PROPERTY. For a period of six (6) months after the termination of this Agreement Buyer shall have the right, but not the obligation, to remove from the Property all buildings, structures, machinery, equipment, personal property, fixtures, and improvements owned by Buyer or erected or placed on or placed in the Property by Buyer except mine timber in place. Buyer may keep one (1) or more watchman on the Property during the six (6) month period.

17. RECLAMATION. Buyer shall comply with all state and federal laws and regulations, as well as all regulations from the Bureau of Land Management, relating to mining land reclamation. Should Buyer terminate this Agreement prior to final payment, Buyer agrees to reclaim surface disturbances resulting from its exploration activities on the property to conditions that conform to state and federal requirements are reasonably comparable on the effective date of this Agreement.

18. NOTICES. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to Seller(s) or Buyer by the other party hereto, shall be in writing and shall be deemed duly served and given when personally delivered to Seller(s) or in lieu of such personal service, forty-eight (48) hours from the time that it is deposited in the United States mail, first-class postage prepaid, addressed to Seller(s) or Buyer at the addresses shown below. Either this paragraph by giving written notice of such change to the other party in the manner provided herein.

     Seller(s):     Grace W. Meehl,          Mary (May) Meehl
                    Meehl Family Trust       (Joseph Meehl, Estate)
                    714 Valita Street        3730 Trieste Drive
                    Venice, CA 90291         Carlsbad, CA 92008

                    Eric W. Godfrey          John G. Meehl
                    531 Stephens Street      239 Kittery Place
                    Fillmore, CA 93015       SanRamon, CA 94583

                    James P. Sigl
                    714 Valita Street
                    Venice,CA 90291

     Buyer:         Golden Queen Mining Company, Inc.
                    Box 878
                    Rosamond, CA 93560-0878

19. ATTORNEYS' FEES. If either Buyer or Seller(s) bring an action against the other by reason of the breach of any covenant, provision of condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.

20. SEVERABILITY. In the event that any provision contained with this Agreement is rendered by a court of competent jurisdiction to be void, invalid or unenforceable, Seller(s) and Buyer agree that such invalidity or unenforceability shall have no effect whatsoever on the balance of the Agreement.

21. INUREMENT. All covenants, conditions, limitations, and provisions herein contained apply to and are binding upon the parties hereto, their heirs, representatives, successor, and all assignee.

22. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, will be an original, but all of which together constitute on and the same agreement.

23. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Seller(s) and Buyer respecting the Property, and any agreement of representation respecting the Property or the duties of either Seller(s) or Buyer in relation thereto not expressly set forth in the Agreement is null and void.

24. GOVERNING LAW. The formation, interpretation, and performance of this Agreement shall be governed by the law of the State of California.

SELLER(S)

 s/ Grace W. Meehl  3/27/96         s/ Mary (May) Meehl  3-30-96
------------------------------     ------------------------------
Meehl Family Trust  Date           (Joseph Meehl Estate) Date
SS# ###-##-####                    SS# ###-##-####


 s/ Eric W. Godfrey 4-5-96          s/ John G. Meehl  4-2-96
------------------------------     ------------------------------
SS# ###-##-####     Date           SS# ###-##-####    Date


 s/ James P. Sigl   3/27/96
------------------------------
SS# ###-##-####     Date

BUYER
GOLDEN QUEEN MINING COMPANY, INC.

 s/ Richard W. Graeme         March 26, 1996
--------------------------------------------
Vice President, Operations    Date

                                EXHIBIT "A"

                            Property Description


          "TEPEYAC HILL", "HOMESTAKE", AND "HOMESTAKE" - Millsite


Mining Claims:

"Tepeyac Hill" CAMC #34226 Section 6, T10N,R12W SBM

"Homestake" CAMC #36726 Section 6, T10N,R12W SBM

"Homestake" - Millsite CAMC # 42415 Section 32, T11N,R12W SBM

                             GUARANTEE AGREEMENT

This Agreement, effective on this 31st day of March, 1996 is between "Owners": Grace W. Meehl, (Meehl Family Trust), Mary/aka/May Meehl, (Joseph Meehl, Estate), Eric W. Godfrey, John G. Meehl, James P. Sigl, and Golden Queen Mining Company, Ltd., a Canadian Corporation (Golden Queen) agree to the following facts.

     A. Owners of unpatented mining claims: "Tepeyac Hill", "Homestake", and "Homestake" - Millsite, located in Kern County, state of California are entering in to a Option, Purchase, Agreement with Golden Queen Mining Company, Ltd. a wholly-owned California subsidiary, Golden Queen Mining Company, Inc.

     B. Owners ask Golden Queen Mining Company, Ltd. to guarantee the performance of the Agreement.

     C. Golden Queen Mining Company, Ltd. is willing to make such guarantee, as to the terms and subject to conditions hereinafter set forth.

     Therefore, the parties agree to the following:

     In consideration of Owners entering into this Agreement with Golden Queen Mining Company, Inc., then Golden Queen Mining Company, Ltd. guarantees all obligations which Golden Queen Mining Company, Inc. is obligated to perform under terms of this Agreement. Golden Queen Mining Company, Ltd. is liable for any default of Golden Queen Mining Company, Inc. to the same extent as if it were a signatory to this Agreement.

     It is acknowledged that Golden Queen Mining Company, Ltd. has the right and the power to enter into this Guarantee Agreement and carry out this transaction contemplated hereby.

     This Guarantee Agreement has been signed this 26th day of March, 1996, in Witness whereof:

                              GOLDEN QUEEN MINING COMPANY, LTD.

                               s/ R.W. Graeme
                              -----------------------------------
                              Vice-President Operations    (Title)